Exhibit 3.56

ARTICLES OF INCORPORATION

OF

CASH AMERICA, INC. OF KENTUCKY

The undersigned, being an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation for profit, pursuant to the provisions of the Kentucky Business Corporation Act.

FIRST: The corporate name for the corporation (hereinafter called the “corporation”) is Cash America, Inc. of Kentucky.

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SECOND: The number of shares which the corporation is authorized to issue is One Thousand (1,000), all of which are of a par value of $1.00 each and are of the same class and are to be Common shares.

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THIRD: The street address of the initial registered office of the corporation in the State of Kentucky is 326 West Main Street, Frankfort, Kentucky 40601

The name of the initial registered agent of the corporation at the said registered office is The Prentice-Hall Corporation System, Inc.

FOURTH: The mailing address of the principal office of the corporation is Suite 1000, Fort Worth Club Building, Fort Worth, Texas 76102.

FIFTH: The name and the mailing address of the incorporator are:

NAME	ADDRESS
M. Elaine Meyers	1445 Ross Avenue, Suite 3200
Dallas, Texas 75202

SIXTH: The purposes for which the corporation is organized, which shall include the authority of the corporation to engage in any lawful business, are as follows:

To engage in any lawful act or activity for which corporations may be organized under the Kentucky Business Corporation Act, including, without limitation, acquiring, establishing and operating pawnshops;

To have all of the general powers granted to corporations organized under the Kentucky Business Corporation Act, whether granted by specific statutory authority or by construction of law.

SEVENTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

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EIGHTH: The corporation shall, to the fullest extent permitted by the provisions of the Kentucky Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the Kentucky Business Corporation Act, as the same may be amended and supplemented.

TENTH: Any action except the election of directors pursuant to KRS 271B. 7-280 required or permitted by the provisions of the Kentucky, Business Corporation Act to be taken at a shareholders meeting may be taken without a meeting and without prior notice if the action is taken by shareholders entitled to vote on the action representing not less than eighty percent (or such higher percentage required by any provision of the Kentucky Business Corporation Act) of the votes entitled to be cast; provided, that prompt notice of the taking of any action by shareholders without a meeting under this Article by less than unanimous written consent shall be given to those shareholders entitled to vote on the action who have not consented in writing.

ELEVENTH: The duration of the corporation shall be perpetual.

Signed on July 12, 1989.

/s/ M. ELAINE MEYERS
M. Elaine Meyers, Incorporator